Exhibit 99.2

OFT refers Holland & Barrett / Julian Graves merger to the Competition Commission

The OFT has referred the completed acquisition of Julian Graves Limited by NBTY Europe Inc (NBTY), which owns Holland & Barrett, to the Competition Commission.

Julian Graves is a large independent specialist natural food and ingredients retailer, with over 350 stores in the UK, whilst Holland & Barrett is the UK’s leading health food products retailer with over 500 stores across the country. At a local level, the parties are both present in at least 200 locations across the country, in many cases on the same high street.

The OFT’s investigation focused on the extent to which the companies are close competitors for the supply of nuts, seeds and dried fruit in the UK, and how much the parties are constrained by competition from other suppliers, such as supermarkets and independent retailers.

Documents provided by both businesses indicated that they viewed themselves as close competitors for these products, and regularly monitored each other’s prices. In addition, consumer survey work undertaken by the parties revealed that a large number of customers saw the businesses as closest substitutes for these products.

The OFT did not receive sufficient evidence that supermarkets and other retailers currently provide an adequate constraint on the parties. The OFT was also unable to confidently rely on the possibility that supermarkets and other retailers would enter the market or expand their current product offerings on a sufficient scale or swiftly enough to replicate the loss of competition arising from the merger.

The parties also overlap in the supply of vitamins, minerals and supplements, but whereas Holland & Barrett is a significant player in the market, Julian Graves sells only limited quantities. As a result, the OFT was able to rule out competition concerns on this basis.

Today’s referral follows an OFT own-initiative inquiry.

Amelia Fletcher, OFT Senior Director of Mergers, said:

‘This merger involves a potentially substantial loss of competition between two large national players operating within the same retail sector.

‘In the absence of sufficient evidence that competition from other retailers will prevent the merged firm from raising prices or lowering quality at the expense of consumers, we must refer this to the Competition Commission for fuller inquiry.’

The Competition Commission is expected to report by 3 September 2009.

NOTES

1. The reference test - The OFT has a duty to make a reference to the Competition Commission if the OFT believes that it is or may be the case that a relevant merger situation has been created, and the creation of that situation has resulted, or may be expected to result, in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services.

2. Own-initiative merger inquiries - while the majority of mergers reviewed by the OFT arise from voluntary notification by the parties, the OFT’s own-initiative inquiry programme has led to remedial action by the OFT or CC in 17 cases under the Enterprise Act 2002 regime. In some of these cases, it is always possible that the parties would have voluntarily notified the OFT of their merger at a later date. The OFT has a dedicated Mergers Intelligence Officer responsible for monitoring non-notified merger activity and liaising with other competition authorities. That person can be contacted confidentially at

mergers.intelligence@oft.gov.uk if any interested party wishes to make the OFT aware of a merger that it considers might potentially be anti-competitive.

3. Under the Enterprise Act 2002 a relevant merger situation is created if two or more enterprises have ceased to be distinct enterprises; and the value of the turnover in the United Kingdom of the enterprise being taken over exceeds £70 million; or as a result of the transaction, in relation to the supply of goods or services of any description, a 25 per cent share of supply in the UK (or a substantial part thereof) is created or enhanced.

4. The CC may extend the 24-week period within which it is required to publish its report by no more than eight weeks if it considers that there are special reasons why the report cannot be published within that period.

5. The full text of the decision will appear in the mergers section.